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EXHIBIT 2.1

        ASSET PURCHASE AGREEMENT

among

NATIONAL EQUIPMENT SERVICES, INC.,

NES COMPANIES, L.P.

and

UNITED RENTALS (NORTH AMERICA), INC.

June 30, 2002

2.3	Related Agreements		8
ARTICLE 3	Representations and Warranties of Seller		8
3.1	Seller; Entry Into Agreements		8
	(a)	Organization and Good Standing	8
	(b)	Validity and Authorization; Corporate Power and Authority	8
	(c)	No Conflict	9
	(d)	Seller Consents Required	9
3.2	Financial Information		9
	(a)	Financial Statements; Books and Records	9
	(b)	Conduct of Business	9
	(c)	No Adverse Change	10
3.3	Assets		10
	(a)	Personal Property	10
		(i) Title	10
		(ii) Inventory	11
		(iii) Facilities	11
		(iv) Equipment	11
		(v) Personal Property Taxes	11
	(b)	Real Property	11
		(i) Fee Simple	11
		(ii) Leases; Easements and Other Interests	11
		(iii) Ingress and Egress; Eminent Domain	12
		(iv) Improvements	12
		(v) Real Property Taxes	12
	(c)	Intellectual Property	13
	(d)	Assumed Contracts	13
	(e)	Necessary Assets	13
3.4	Liabilities		13
	(a)	No Liabilities	13
	(b)	Tax Matters	14
	(c)	Litigation	15
	(d)	No Assumption of Liabilities	15
	(e)	Product Quality, Warranty Claims, Product Liability	15
3.5	Business		15
	(a)	Customers and Suppliers	15
	(b)	Employees	16
	(c)	Worker's Compensation	17
	(d)	Benefit Plans; ERISA	17
	(e)	Labor Disputes; Compliance	18
	(f)	Affiliated Transactions	19
	(g)	Legal Requirements	19
		(i) Compliance with Laws	19
		(ii) Permits	19
		(iii) HSR Act	19
	(h)	Environmental Matters	20
		(i) Compliance	20
		(ii) Environmental Permits	20
		(iii) Environmental Claims	20
		(iv) Environmental Releases	20
		(v) Underground Storage Tanks	21

	(vi) Environmental Assessments	21
	(vii) Underground Disclosure	21
3.6	Solvency	22
3.7	No Broker Fees; No Commissions	22
3.8	Exclusivity of Representations and Warranties	22
ARTICLE 4	Representations and Warranties of Buyer	23
4.1	Entry Into Agreements	23
	(a) Organization and Good Standing	23
	(b) Corporate Power and Authority; Validity and Authorization	23
4.2	No Conflict	23
4.3	No Brokers Fees; No Commissions	23
4.4	HSR Act	23
4.5	Exclusivity of Representations and Warranties	23
ARTICLE 5	Post-Closing Agreements	23
5.1	Further Actions	23
5.2	Cooperation	24
5.3	Restrictive Covenants	24
	(a) Non-Solicitation of Employees	24
	(b) Non-Solicitation of Customers and Non-Competition	25
	(c) Confidential Information	25
	(d) Rights and Remedies Upon Breach	26
	(i) Specific Performance	26
	(ii) Accounting	26
	(iii) Severability of Covenants	26
	(iv) Enforceability in Jurisdiction	26
5.4	Continuation of Group Benefit Plans	26
5.5	NES Marks	27
5.6	Use of Portland, Oregon Facility	27
5.7	Additional Payments	27
5.8	Trademarks Transfer Registration	27
ARTICLE 6	Indemnification	28
6.1	Survival; Etc.	28
	(a) No Effect on Liability	28
	(b) Survival	28
6.2	Indemnification of Buyer	28
6.3	Indemnification of Seller	29
6.4	Indemnification	29
6.5	Limitations on Indemnity	30
	(a) Minimum Indemnity	30
	(b) Maximum Indemnity	30
6.6	Notice and Opportunity to Defend	30
	(a) Notice, Etc.	30
	(b) Defense Costs	30
	(c) Third Party Claims	31
6.7	Delays or Omissions, Etc.	31
ARTICLE 7	Miscellaneous	31
7.1	Governing Law; Attorneys' Fees	31
7.2	Successors and Assigns	31
7.3	Entire Agreement; Amendment	31
7.4	Notices, Etc.	32

7.5	No Third Party Beneficiary, Etc.	32
7.6	Reformation; Severability	32
7.7	Counterparts	32
7.8	Titles and Subtitles	32
7.9	Expenses	32
7.10	Knowledge	33
7.11	Waiver of Jury Trial	33
7.12	Guarantee	33

EXHIBITS

Exhibit A—	Acquired Assets
Exhibit B—	Excluded Assets
Exhibit C—	Assumed Contracts
Exhibit D—	Bill of Sale
Exhibit E—	Pay-Off Letter
Exhibit F—	Opinion of Counsel to Seller and the Company
Exhibit G—	Assignment and Assumption Agreement
Exhibit H—	Transition Services Agreement
Exhibit I—	IP Assignment Agreement
Exhibit J—	Opinion of Haynes and Boone, LLP (Buyer's Counsel)
Exhibit K—	List of Key Employees

DISCLOSURE SCHEDULES

  Financial Statements Schedule
  Facilities and Equipment Schedule
  Contracts Schedule
  Assets Schedule
  Consents Schedule
  Conflicts Schedule
  Conduct of Business Schedule
  Litigation Schedule
  Products Liability Schedule
  Affiliated Transactions Schedule
  Environmental Schedule
  Customer Schedule
  Supplier Schedule
  Employees Schedule
  Employee Benefits Schedule
  Real Property Schedule
  Intellectual Property Schedule
  Inventory Schedule

[The Company agrees to furnish supplementally a copy of any of these Exhibits and Schedules to the Securities and Exchange Commission upon request.]

v

INDEX OF DEFINED TERMS

Page
AAA	4
Access Period	27
Acquired Assets	1
Additional Payment	27
Adjustment Notice	2
Adjustments	2
Affiliate	19
Agreement	1
Annual Financial Statements	9
Asserted Liability	30
Assignment and Assumption Agreement	7
Assumed Contracts	2
Assumed Liabilities	2
Benefit Plans	17
Bill of Sale	6
Breach	28
Business	1
Buyer	1
Buyer Indemnitees	28
Buyer Trench Division	25
Cap	30
CERCLA	21
Closing Date	1
Closing Payment	1
Company	1
Confidential Information	26
Customer	25
Defense Costs	30
Disclosure Agreement	7
Disputed Amounts	2
EEOC	15
Environment	20
Environmental Claim	20
Environmental Laws	20
Environmental Permits	20
Environmental Releases	20
Equipment	10
Equipment Adjustment	3
Equipment Leases	10
ERISA	17
ERISA Affiliate	17
Established Loss	29
Exchange Act	5
Excluded Assets	1
Financial Statements	9
Form 8594	5
GAAP	9

Hazardous Materials	21
HSR Act	19
Indebtedness Adjustment	4
Indemnitee	29
Indemnitor	29
Intellectual Property	13
Interim Financial Statements	9
Inventory	11
Inventory Adjustment	4
IP Assignment Agreement	7
Key Employee Agreements	7
Key Employees	7
Leased Premises	11
Legal Requirements	19
Liens	10
Losses	28
Material Adverse Effect	8
NES Marks	27
New Entity	25
Objection Notice	2
Orders	15
OSHA	17
PCBs	21
Permits	19
Permitted Liens	10
Personal Property	10
Post-Closing Audit	3
Proceedings	15
Qualified Plan	17
Real Estate Contracts	11
Rehab Facility	27
Related Agreements	8
Rental Ready	4
Restricted Entity	25
Restricted Period	24
Restrictive Covenants	26
Retained Liabilities	2
Second Payment	3
Second Payment Date	3
Sections	32
Seller	1
Seller Consents	9
Seller Indemnitees	29
Seller Prorated Taxes	6
Significant Customer	16
Significant Supplier	16
Speed Shore	16
Supply Agreement	16
Target Area	25
Tax	14

Tax Adjustment	4
Tax Return	14
Tax Returns	14
Taxes	14
Transition Services Agreement	7
UST	21
WARN Act	16

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of June 30, 2002 (the "Closing Date"), by and among United Rentals (North America), Inc., a Delaware corporation ("Buyer"), on the one hand, and National Equipment Services, Inc., a Delaware corporation (the "Company"), and NES Companies, L.P., a Delaware limited partnership ("Seller"), on the other hand.

R E C I T A L S

A.
Seller's business operations include renting, selling and servicing trench shoring equipment (including hydraulic shoring equipment), trench shielding equipment, trench safety equipment, road plates, lasers, confined space technology (including gas monitors and blowers), slide rail products, sheet pile products and beam and plate products and related parts and supplies from the properties set forth on the Real Property Schedule attached hereto (as currently conducted by the Seller, the "Business").

B.
Seller desires to sell, and Buyer desires to purchase certain assets and rights of Seller as described herein.

C.
Seller will retain responsibility for all accounts payable of the Business created during or relating to any period prior to the Closing Date. Seller also will retain title to and the rights to all accounts receivable of the Business created during and relating to any period prior to the Closing Date, although Buyer will assist Seller with respect to the collection of such receivables as described in this Agreement.

D.
Seller has delivered to Buyer certain Disclosure Schedules (herein so called) of even date with this Agreement referred to herein. The Disclosure Schedules and the Exhibits (herein so called) referred to in this Agreement are a part hereof.

E.
In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company desires to guarantee the performance of all obligations, covenants and liabilities of Seller under this Agreement and to be bound by the covenants set forth in Section 5.4 hereof.

F.
Certain capitalized terms used herein are defined throughout the provisions of this Agreement. The page number of this Agreement on which each capitalized term is defined is set forth on the Index of Defined Terms that appears before these recitals.

ARTICLE 1

Purchase and Sale of Assets

        1.1    Purchase and Sale of Assets.    Upon the terms and subject to the conditions contained in this Agreement, and based on the representations, warranties, covenants and agreements set forth herein, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, free and clear of Liens (other than Permitted Liens) and free and clear of all Retained Liabilities, and Buyer hereby purchases from Seller, all of the assets, properties and rights of Seller (i) that are listed on Exhibit A, (ii) that are located at, or, within the past twelve months have been rented from or used at, any of the locations listed on the Real Property Schedule, (iii) that are intangible assets identified on the Intellectual Property Schedule, (iv) that are parts and supplies used in the Business and (v) that are other miscellaneous items that are primarily used in the Business (collectively, the "Acquired Assets"). The Acquired Assets also include without limitation the Assumed Contracts. Notwithstanding any other provision of this Agreement to the contrary, the Acquired Assets shall not include those assets, properties or rights described on Exhibit B to this Agreement (collectively, the "Excluded Assets").

        1.2    Consideration for Purchase and Sale.    As consideration for the purchase and sale of the Acquired Assets, Buyer hereby delivers to Seller $114,340,000 (the "Closing Payment"), by wire transfer of immediately-available funds to the account(s) previously designated in writing by Seller to Buyer. Seller and Buyer acknowledge that the amount of the Closing Payment has been reduced by $160,000, representing the amount of certain bonuses that are to be paid by Buyer to certain employees of Seller pursuant to the Key Employee Agreements.

        1.3    Buyer's Assumption of Liabilities and Contracts.    Seller hereby assigns and Buyer hereby assumes only the liabilities and obligations of Seller that arise after the Closing Date under the contracts expressly listed on Exhibit C (collectively, the "Assumed Contracts" and such liabilities and obligations, the "Assumed Liabilities"), and no other liabilities or contracts whatsoever for which Seller is liable or by which Seller, any other person or entity or the Acquired Assets are bound as of the date hereof.

        1.4    Seller's Retention of Liabilities.    Notwithstanding any other provision of this Agreement, Buyer shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Acquired Assets be subject to any liabilities, claims, contracts or obligations of any nature whatsoever, whether known, unknown, absolute, accrued, contingent or otherwise that Seller is, or could become, subject to or liable for (the "Retained Liabilities"), other than the obligations under the Assumed Contracts that arise after the Closing Date.

        The Retained Liabilities are all liabilities, claims and obligations of any nature whatsoever that are not specifically assumed by Buyer under this Agreement, including without limitation all liabilities, claims and obligations arising from or based on contract, breach of contract, warranty, tort, strict liability, the design, manufacture or distribution of products (including without limitation products liability), employment, Environmental Claims, Taxes, the Supply Agreement, law, violation of law, the transfer of the Acquired Assets, or the operation of the Business prior to the date hereof. Notwithstanding Buyer's assumption of the Assumed Contracts, the Retained Liabilities shall include any liabilities, claims or obligations based on Seller's breach or nonperformance of, or misrepresentation under, any Assumed Contract prior to the date hereof.

        1.5    Post-Closing Audit; Second Payment.

          (a)    Audit Procedures.    As soon as practicable after the date of this Agreement, Buyer shall commence an audit of the Acquired Assets, together with such further analysis and review of the Acquired Assets, and related books and records of the Business, as Buyer shall deem reasonably necessary (the "Post-Closing Audit"). Seller and its affiliates shall cooperate with Buyer in connection with the Post-Closing Audit. Buyer shall complete the Post-Closing Audit and shall reasonably determine the amounts, if any, of any Equipment Adjustment, Inventory Adjustment, Tax Adjustment and Indebtedness Adjustment on or before the 150th day after the Closing Date. Upon completion of the Post-Closing Audit and the determination of the applicable Equipment Adjustment, Inventory Adjustment, Tax Adjustment and Indebtedness Adjustment, Buyer shall deliver a written notice (the "Adjustment Notice") to Seller of the amount of the Second Payment and the respective amounts of the Equipment Adjustment, Inventory Adjustment, Tax Adjustment and Indebtedness Adjustment (the sum of such adjustments being referred to in this Agreement as the "Adjustments") and briefly describing the basis for such Adjustments.

          (b)    Objection Notice.    Seller may reasonably object to all or any portion of the Adjustments by delivering written notice (the "Objection Notice") to Buyer not later than 30 days after receipt of the Adjustment Notice. The Objection Notice must be timely, must identify each amount of the Equipment Adjustment, the Inventory Adjustment, the Tax Adjustment and the Indebtedness Adjustment to which Seller objects and must briefly describe the basis for such objection (such disputed amounts being referred to herein as the "Disputed Amounts"). Any portion of the Adjustments not specifically identified and objected to on a timely basis in the Objection Notice shall be deemed final and binding on the parties hereto.

          (c)    Disputed Amounts.    After Buyer receives the Objection Notice, Buyer and Seller shall use commercially reasonable efforts to resolve their disagreements about the Disputed Amounts.

  Notwithstanding anything to the contrary in this Section 1.5(c), if Buyer and Seller have not resolved all their disagreements regarding the Disputed Amounts by the 15th day after Buyer's receipt of the Objection Notice, then either Buyer or Seller may submit such disagreements to resolution pursuant to Section 1.5(f) and Buyer's obligation to pay the Second Payment shall be suspended until the Disputed Amounts are finally resolved either by agreement between Buyer and Seller or by arbitration pursuant to Section 1.5(f); provided, however, that if the aggregate amount of the Adjustments (as set forth in the Adjustment Notice) is less than $1,000,000, then Buyer shall pay to Seller an amount equal to (x) $1,000,000 minus (y) the aggregate amount of the Adjustments (as set forth in the Adjustment Notice), in partial payment of the Second Payment not later than the 5th day after Buyer's receipt of the Objection Notice; provided, further, that such payment shall be credited against Buyer's obligation to pay the Second Payment when the disagreements regarding the Disputed Amounts finally are resolved and the remainder of the Second Payment (if any) is paid. Notwithstanding anything in this Agreement to the contrary, the arbitrator may not in any arbitration of any disagreement over the Disputed Amounts determine that the amount of the Adjustments shall be less than the excess of the aggregate amount of the Adjustments (as set forth in the Adjustment Notice) over the aggregate amount of the Disputed Amounts (as set forth in the Objection Notice).

          (d)    No Objection By Company.    If Seller does not timely deliver an Objection Notice to Buyer, then Buyer shall pay the Second Payment to the Seller not later than the tenth business day after the expiration of the time period during which Seller may deliver an Objection Notice pursuant to Section 1.5(b) and the amount of the Second Payment shall be the amount reflected as such in the Adjustment Notice. If Seller timely delivers an Objection Notice to Buyer, then Buyer shall pay the Second Payment to Seller on or before the tenth business day after the resolution of all disagreements regarding the Disputed Amounts either by agreement by Buyer and Seller or pursuant to Section 1.5(f) and the amount of the Second Payment shall reflect such agreement or arbitration determination. The date on which the Second Payment is made is referred to herein as the "Second Payment Date."

          (e)    Defined Terms.

              (i)  "Second Payment" shall mean an amount equal to the remainder (if any) of (i) $1,000,000, (ii) minus the sum of (A) the Equipment Adjustment, (B) the Inventory Adjustment (C) the Indebtedness Adjustment and (D) the Tax Adjustment.

            (ii)  "Equipment Adjustment" shall mean the sum of (i) the aggregate cost of replacing any item of equipment with a book or fair market value cost (or the aggregate cost of all an item's related component parts) of $1,000 or greater that is described herein or listed as an Acquired Asset on Exhibit A and that is missing or non-existing as of the Closing Date (for any reason other than that such item has been sold by Seller in the ordinary course of business; provided, that for each such item that is sold by Seller in the ordinary course of business, the Equipment Adjustment shall be increased by the greater of (x) the fair market value of such item as of the date hereof or (y) the sale price Seller received from the sale of such item) and (ii) the aggregate costs incurred by Buyer in excess of $200,000 in repairing any such item that is not Rental Ready as of the Closing Date (or the aggregate costs incurred by Buyer in replacing any such item of non-Rental Ready equipment if such replacement is determined to be appropriate, in good faith, by Buyer based on commercially reasonable practices in the Business industry, but limited in such case to the lesser of the cost of such repair (if repair is practicable) or the cost of such replacement items of equipment. All repair costs included in the calculation of the Equipment Adjustment shall be based on actual costs and expenditures (if known by Buyer) or good faith estimates by Buyer of parts expense and internal and external hourly labor charges, in each case as are incurred to return such equipment to Rental Ready condition. All replacement costs used in the calculation of the

    Equipment Adjustment shall be based upon the cost of obtaining equipment of approximately the same age and in approximately the same condition as the item of equipment to be replaced. The Equipment Adjustment shall not include the cost of making Rental Ready the items of equipment held by Seller that are not utilized for rental purposes, but instead are held for salvage, as a source of used replacement parts or for similar purposes. Notwithstanding the foregoing, the amount of the Equipment Adjustment shall not include the value of any equipment sold by Seller at or above fair market value in the ordinary course of business (consistent with past practice) during the period of June 1, 2002 through June 30, 2002, to the extent that the proceeds from such equipment sales are included in the payments delivered to Buyer by Seller pursuant to Section 5.6 hereof.

            (iii)  "Inventory Adjustment" shall mean the remainder (if any) of (i) the aggregate value of Seller's equipment inventory held for sale or for repair or maintenance and parts and supplies inventories held for sale (determined by the specific identification accounting method in the case of such equipment and by the first-in, first-out accounting method in the case of such parts and supplies) minus (ii) the aggregate value of such inventory as determined by Buyer pursuant to the Post-Closing Audit. The aggregate value of such inventory shall be the lower of (x) vendor cost as last received (including all freight) and (y) market value as of the date hereof, as determined in accordance with GAAP, provided that any nonsalable merchandise held for resale shall be valued at zero.

            (iv)  "Indebtedness Adjustment" shall mean the aggregate amount of Liens that relate to the Acquired Assets or the Business and (i) are not fully satisfied, discharged and released at the time the Adjustment Notice is delivered and (ii) are paid by Buyer after the Closing Date.

            (v)  "Tax Adjustment" shall mean the aggregate amount of ad valorem and similar Taxes and assessments relating to the Acquired Assets that are liabilities of Seller but that Buyer has elected to pay in accordance with Section 1.8 hereof.

            (vi)  "Rental Ready" shall mean, with respect to each item of equipment held by Seller for rental that is an Acquired Asset, that all required maintenance has been performed with respect to such item and that such item does not require repairs, other than regular or routine repairs or scheduled maintenance costing, in the aggregate, less than $300 per item. Notwithstanding the foregoing, any Acquired Asset that is in use by an independent third party pursuant to a bona-fide rental arrangement with Seller as of the Closing Date shall be deemed to be Rental Ready.

          (vii)  None of the Adjustments set forth in Sections 1.5(ii) through 1.5(vi) shall be applied in any manner which is duplicative of any other adjustment set forth therein.

          (f)    Second Payment Dispute Resolution.    All disputes and controversies arising out of or in connection with the Second Payment shall be submitted to arbitration pursuant to the following procedures (all other disputes and controversies arising in connection with this Agreement, except as otherwise expressly set forth herein, shall be resolved by agreement of the parties or by a court of law as described in Section 7.1):

              (i)  After a dispute or controversy arises, either party may, in a written notice delivered to the other party, demand such arbitration. Such notice shall contain a statement of the matter in controversy.

            (ii)  Buyer and Seller shall mutually designate an independent arbitrator to resolve the controversy. If Buyer and Seller fail to mutually designate an arbitrator, then the arbitrator shall be named by the American Arbitration Association (the "AAA"). If any arbitrator appointed hereunder shall die, resign, refuse, or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the methods set forth in this Section for the original appointment of such arbitrator.

            (iii)  Each party shall bear its own arbitration costs and expenses and shall pay one-half of the fees and expenses of the arbitration. The arbitration hearing shall be held in New York, New York, at a location designated by the arbitrator. The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing, and the substantive laws of the State of New York (excluding conflict of laws provisions) shall apply.

            (iv)  Upon reasonable request, Buyer shall provide Seller with copies of the records of Buyer used in the preparation of any Adjustments that are in dispute. The arbitration hearing shall be concluded within ten days unless otherwise ordered by the arbitrator and the written award thereon shall be made within 15 days after the close of submission of evidence. An award rendered by the arbitrator appointed pursuant hereto shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrator and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

            (v)  The parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of the Second Payment. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

            (vi)  Buyer and Seller shall not disclose the existence or results of any arbitration hereunder without the prior written consent of all other applicable parties; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration proceeding hereunder without the prior written consent of such other party. Notwithstanding the foregoing, the parties acknowledge that Buyer and Seller may disclose the existence or results of an arbitration hereunder, as well as information otherwise required to be disclosed by deposition, subpoena or other court or governmental action in connection with their respective obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and in connection with their registration of offerings of securities under the Securities Act and the rules and regulations promulgated thereunder or in connection with their obligations under any other applicable law.

        1.6    Allocation of Purchase Price.    The parties to this Agreement shall allocate the purchase price in accordance with Buyer's written schedule which will be submitted to Seller by Buyer as soon as practicable. Within ninety (90) days following the date hereof, Seller and Buyer shall prepare jointly Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060 ("Form 8594"), in conformity with Buyer's written schedule. For the purpose of preparing such schedule, Buyer shall assign a value to each tangible Acquired Asset equal to the replacement cost of such asset based upon practices in the Business industry. Buyer and Seller shall attach such Form 8594 to their respective tax returns for the 2002 tax year, and to the extent that the purchase price is adjusted, revise and amend the allocation schedule and Form 8594 as necessary. The allocation derived pursuant to this Section 1.6 shall be binding on Seller and Buyer for all Tax reporting purposes and neither Buyer nor Seller (or any of their respective Affiliates) shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

        1.7    Transfer Taxes.    All sales, use, transfer, real estate transfer stamp, documentary and other similar Taxes which may be imposed or assessed as a result of Buyer's purchase of the Acquired Assets shall be borne 50% by Buyer and 50% by Seller.

        1.8    Prorations.    For taxable periods that begin before and end after the Closing Date, ad valorem and similar taxes and assessments relating to the Acquired Assets shall be prorated between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based upon estimates of the amount of such taxes and assessments that are due and payable on the Acquired Assets during the year during which the Closing Date occurs. As soon as the amount of such actual taxes and assessments is known, Seller and Buyer shall reassess the amounts to be paid by each party with the result that Seller shall be liable for those such taxes and assessments attributable to the time period up to and including the Closing Date (the "Seller Prorated Taxes") and Buyer shall be liable for and pay for those such taxes and assessments attributable to the period thereafter calculated based on the number of days in the tax period ending on or before the Closing Date and the number of days in the tax period ending after the Closing Date (as the case may be) as compared to the total number of days in the tax period. If Buyer delivers to Seller its computation of Seller Prorated Taxes at least 30 days prior to the Second Payment Date, Buyer may elect to pay the Seller Prorated Taxes on behalf of Seller by withholding the amount of the Seller Prorated Taxes from the Second Payment and promptly delivering such amount to the applicable tax authorities.

        1.9    Unassignable Contracts.    Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Acquired Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement; provided, however, that this Section 1.9 shall not affect Buyer's right to indemnification hereunder for any Breach.

ARTICLE 2

Closing The Transaction

        2.1    Seller's Deliveries at Closing.    Seller hereby delivers to Buyer the following items:

          (a)    Bill of Sale.    A duly executed bill of sale in substantially the form attached as Exhibit D (the "Bill of Sale"), dated as of the date hereof, evidencing the transfer of the Acquired Assets to Buyer.

          (b)    Other Instruments.    Any other duly executed instruments of assignment reasonably necessary to evidence the transfer to Buyer of the Acquired Assets, along with the duly endorsed original instruments (if any) representing, evidencing or constituting such Acquired Assets (including but not limited to certificates of origin and instruments in recordable form where required and in the form required by the applicable governmental agencies).

          (c)    Consents.    Subject to Section 5.1, all Seller Consents obtained by Seller.

          (d)    Pay-Off Letters.    Pay-off letters, substantially in the form attached hereto as Exhibit E with respect to all Seller's funded indebtedness to be repaid on the Closing Date, directing Buyer to transfer funds, to such parties necessary to pay off the Seller's liabilities to such parties;

          (e)    Title Documents.    Subject to Section 5.1, certificates and other documents of title with respect to all Acquired Assets for which documents of title have been issued, free and clear of any liens, claims or encumbrances of any nature whatsoever (subject to the filing of termination statements or the issuance of clean title certificates in the case of such certificates and documents that reflect liens for liabilities to be repaid as set forth in Section 2.1(d) ).

          (f)    Proceedings and Documents.    Copies of the resolutions of the general partner of Seller, dated on or before the date hereof to authorize this Agreement, the Related Agreements and the transactions and other acts contemplated either by this Agreement or the Related Agreements, certified by the Secretary or an Assistant Secretary of such general partner.

          (g)    Good Standing Certificates.    Certificates from appropriate governmental authorities, evidencing that Seller is existing and in good standing under the laws of its jurisdiction of organization.

          (h)    Opinion of Seller's Counsel.    An opinion of counsel to Seller and the Company, dated as of the date hereof, regarding the matters set forth in Exhibit F.

          (i)    Assignment and Assumption.    The assignment and assumption agreement in the form attached hereto as Exhibit G, (the "Assignment and Assumption Agreement") duly executed by Seller.

          (j)    Transition Services Agreement.    The transition services agreement in the form attached hereto as Exhibit H (the "Transition Services Agreement"), duly executed by Seller [and the Company].

          (k)    Intellectual Property Assignment.    The assignment agreement in the form attached hereto as Exhibit I (the "IP Assignment Agreement") duly executed by Seller.

          (l)    Key Employee Agreements.    Confidentiality and non-competition agreements by and between Buyer and the individuals listed on Exhibit K attached hereto (the "Key Employees"), duly executed and delivered by Seller as directed by each Key Employee (the "Key Employee Agreements").

          (m)    Disclosure Agreement.    That certain Disclosure Agreement, dated as of the Closing Date, by and between Seller, the Company and Buyer (the "Disclosure Agreement"), duly executed by Seller and the Company.

          (n)    Other Instruments.    Such other instruments, documents or information that Buyer reasonably requests in connection with this Agreement, the Related Agreements and the transactions contemplated thereby, in form and substance reasonably satisfactory to Buyer.

        2.2    Buyer's Deliveries.    Buyer hereby delivers the following items to Seller:

          (a)    Closing Payment.    The Closing Payment, by wire transfer of immediately available funds.

          (b)    Opinion of Buyer's Counsel.    An opinion of Haynes and Boone, LLP, counsel to Buyer, dated as of the date hereof, regarding the matters set forth in Exhibit J hereto.

          (c)    Good Standing Certificate.    A certificate from the Secretary of State of Delaware, evidencing that Buyer is existing and in good standing under the laws of such state.

          (d)    Assignment and Assumption.    The Assignment and Assumption Agreement, duly executed by Buyer.

          (e)    Proceedings and Documents.    Copies of the resolutions of the board of directors of Buyer, dated on or before the Closing Date, authorizing this Agreement, the Related Agreements and the transactions or other acts contemplated thereby, certified by the Secretary or Assistant Secretary of Buyer.

          (f)    Transition Services Agreement.    The Transition Services Agreement, duly executed by Buyer.

          (g)    IP Assignment Agreement.    The IP Assignment Agreement, duly executed by Buyer.

          (h)    Disclosure Agreement.    The Disclosure Agreement, duly executed by Buyer.

        2.3    Related Agreements.    For the purposes of this Agreement, the term "Related Agreements" shall mean the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Transition Services Agreement, the Disclosure Agreement and all other documents executed in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 3

Representations and Warranties of Seller

        Seller hereby represents and warrants to Buyer as set forth below. Such representations and warranties are made subject to the exceptions and qualifications set forth in the Disclosure Schedules dated as of the date hereof to the extent that a representation and warranty to which such exception or qualification relates is specifically identified (by cross-reference or otherwise) in the Disclosure Schedules.

        3.1    Seller; Entry Into Agreements.

          (a)    Organization and Good Standing.    Seller is a limited partnership duly organized and validly existing under the laws of its jurisdiction of organization and is in good standing under such laws. Seller has all requisite power and authority to own, lease and operate all properties and assets owned or leased by it and to conduct the Business as currently conducted by it. Seller is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified and in good standing could not be reasonably expected to have a Material Adverse Effect.

        "Material Adverse Effect" means (i) any change or circumstance materially and adversely affecting the Acquired Assets, or the business, operations, results of operations, future prospects, properties or condition (financial or otherwise) of the Business or (ii) any effect which materially impairs Buyer's rights under this Agreement or any Related Agreement.

          (b)    Validity and Authorization; Corporate Power and Authority.    Seller has full power and authority to execute, deliver and perform this Agreement, the Related Agreements and the other instruments called for hereby or thereby to which it is a party. This Agreement and each Related Agreement to which Seller is a party has been duly authorized, executed and delivered by Seller and each such agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          (c)    No Conflict.    Except as set forth on the Conflicts Schedule, neither the execution, delivery or performance of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby will (i) result in any violation of, or default (with or without notice or lapse of time, or both) under any Assumed Contract, (ii) give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under any Assumed Contract, (iii) result in the creation of any Lien upon any Acquired Asset, (iv) conflict with or result in any violation of any provision of the limited partnership agreement or organizational documents of the Seller, or (v) conflict with or violate any Order or Legal Requirement.

          (d)    Seller Consents Required.    The Consents Schedule lists all consents, approvals or authorizations of third parties required in connection with Seller's execution, delivery or performance of this Agreement and the Related Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of any of them (collectively, the "Seller Consents"), including but not limited to the consents required under the Assumed Contracts.

        3.2    Financial Information.

          (a)    Financial Statements; Books and Records.    Included in the Financial Statements Schedule are true and correct copies of (i) the balance sheet for the Business on a stand-alone basis at December 31, 2001 and the related statements of income and cash flows (the "Annual Financial Statements") and (ii) the balance sheet for the Business on a stand-alone basis at April 30, 2002 and the related statements of income and cash flows for the four-month period then ended (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements").

        Except as set forth on the Financial Statements Schedule, the Financial Statements have been prepared on an accrual basis and fairly present the financial position of the Business as of the dates thereof and the results of the operation of and cash flows from the Business for the periods then ended, in accordance with GAAP, except for (i) normal audit adjustments not having a material effect on the Financial Statements and (ii) the absence of notes to such Financial Statements. The Annual Financial Statements were prepared based upon the audited financial data that was used to prepare the Company's audited consolidated annual financial statements at December 31, 2001. The Interim Financial Statements are accurate and were prepared using the same methodologies, assumptions and accounting practices as were used in preparing the Annual Financial Statements, except to the extent noted on the Financial Statements Schedule. Seller maintains a consistent system of accounting, including without limitation internal accounting controls, established and administered in accordance with GAAP except as disclosed on the Financial Statements Schedule.

        "GAAP" shall mean those generally accepted accounting principles and practices which are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, results of operations and operating cash flow on a consolidated basis of the Business, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) to continue as a generally accepted accounting principle or practice may be so changed.

          (b)    Conduct of Business.    Except as set forth on the Conduct of Business Schedule, since April 30, 2002, Seller has not amended its organizational documents or with respect to the Business: (i) sold or transferred any assets with a book value of greater than $1,000 at less than the greater of net book value or fair market value other than in the ordinary course of the operation of the Business consistent with past practices; (ii) moved any asset from any location listed on the Real Property Schedule to any other location of Seller not listed on the Real Property Schedule; (iii) incurred or become subject to any debt, liability or lease obligation outside of the ordinary course of business; (iv) suffered any damage, destruction or loss of any material assets; (v) waived or relinquished any rights or canceled or compromised any debt or claim owing to it, in either case, without adequate consideration or not in the ordinary course of business; (vi) made any change in its accounting methods or practices; (vii) made any change in its billing and collection practices and procedures; (viii) except as provided in the Key Employee Agreements, paid any bonuses or made any increase in the compensation, commissions or benefits payable or to become payable to any of its officers, directors, employees or agents over the amounts paid or payable as of such date outside of the ordinary course of business and consistent with past practices, or entered into or terminated any employment, deferred compensation, severance or bonus agreement with any of such parties outside of the ordinary course of business, or made any loan, or commitment to loan, monies to any such parties outside of the ordinary course of business; (ix) entered into any transaction with any Affiliate other than in the ordinary course of the operation of the Business consistent with past practices; or (x) agreed to do any of the foregoing.

          (c)    No Adverse Change.    Since April 30, 2002, Seller has conducted the Business only in the ordinary course consistent with past practice and there has been no Material Adverse Effect. The monthly rental revenues derived or earned by the Business during the month ended May 31, 2002 did not, and such revenues for the month ended June 30, 2002 will not, decrease by more than five percent (5%) from the amount of such revenues for the month ended April 30, 2002.

        3.3    Assets.

          (a)    Personal Property.

              (i)  Title.    Seller is the sole owner of the assets reflected in the Financial Statements and has good and marketable title to all Acquired Assets that are personalty (the "Personal Property") (other than the leased Personal Property described below), in each case free and clear of all Liens, except for (A) all defects, exceptions, restrictions, easements, rights of way, and encumbrances disclosed on the Personal Property Schedule, (B) any interest or title of any lessor in any real or personal property pursuant to a lease, (C) liens for non-delinquent taxes and assessments, and (D) inchoate liens of lessors or bailees arising under statute ("Permitted Liens"). For purposes hereof, "Liens" shall mean security interests, liens (choate or inchoate), encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens or changes, whether arising by contract or under law, other than inchoate statutory liens for amounts not yet payable. With respect to any Personal Property that is leased, Seller is in compliance with each such lease and is the sole holder of a valid and subsisting leasehold interest, free and clear of any Liens, other than Permitted Liens. The Personal Property Schedule lists each lease agreement, service agreement or other agreement related to each item of leased Personal Property having an original cost in excess of $15,000 (the "Equipment Leases"). The Acquired Assets are not subject to, and the Business is not dependent upon, any capital lease obligations or similar arrangements.

            A list of all items of furniture, furnishings, machinery, automobiles, trucks, spare parts, supplies, rental and other equipment and other tangible personal property owned or leased by Seller as of May 31, 2002 that are Acquired Assets (collectively, the "Equipment") (but excluding office equipment used in Seller's conduct of its business and not reflected on Seller's internal asset lists, and excluding office supplies) is set forth on Exhibit A. Except for those items sold or acquired by Seller in the ordinary course of conducting the Business since May 31, 2002, the list of Equipment and other information set forth on Exhibit A is true, complete and accurate as of the Closing Date. For each item of Equipment with an original cost equal to or greater than $2,000, Exhibit A includes a brief description, original cost and net book value of each item and also identifies whether such item of Equipment is owned or leased by Seller. For each item of Equipment with an original cost less than $2,000, Exhibit A includes a brief description of each category and the actual quantity of such item (or an estimate if the Seller does not ordinarily maintain a specific count of such items). Each item of Equipment with an original cost equal to or greater than $2,000 owned or leased by Seller is merchantable, fit for the purpose for which it was procured, is usable in the ordinary course of the Seller's Business and is in conformity with all applicable laws, rules and regulations.

            (ii)  Inventory.    The inventory of parts and supplies held for use in the Business as of the Closing Date and as reflected on the Financial Statements (the "Inventory") has been maintained at ordinary and customary levels for the Business done or expected to be done. Except as set forth on the Inventory Schedule, all Inventory is located at the Leased Premises or on service vehicles of Seller.

            (iii)  Facilities.    Except as set forth on the Facilities and Equipment Schedule, all buildings, facilities, offices, improvements on real estate, or other properties, owned or leased by Seller for the conduct of the Business have been maintained in accordance with practices that are standard for the Business industry, and are in compliance with all applicable laws and regulations.

            (iv)  Equipment.    Except as set forth on the Facilities and Equipment Schedule, all tools, fixtures and computer hardware and software that are Acquired Assets with an original cost equal to or greater than $1,000, whether owned or leased, have been maintained in accordance with manufacturer specifications that are standard for the Business industry, and are in compliance with all applicable laws and regulations.

            (v)  Personal Property Taxes.    There are no disputes or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Personal Property, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this paragraph (v) shall not be deemed to be breached by any prospective general increase in personal property tax rates). There is no tax assessment (in addition to the normal, annual general personal property tax assessment) pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Personal Property, or to the extent Seller is liable for payment therefore.

          (b)    Real Property.

              (i)  Fee Simple.    The Acquired Assets do not include and the Business is not dependent upon any real property owned by Seller or any of its Affiliates.

            (ii)  Leases; Easements and Other Interests.    The Real Property Schedule sets forth (A) a description of the land, premises, buildings, structures and improvements covered by each lease of real property that constitutes part of the Acquired Assets, (B) a list of all other contracts and instruments, whether or not in writing, relating to or affecting real property used in the conduct of the Business or any interest therein to which Seller is a party or (1) by which the Acquired Assets are bound or affected (including without limitation any such contract or instrument that is an option or other contractual right to purchase, acquire, sell, assign or dispose of any interest in any real property) or (2) upon which the Business or the Acquired Assets are dependant. The interests described in items (A) and (B) above are collectively referred to herein as the "Leased Premises" and the leases, easements, concessions, contracts and instruments described in items (A) and (B) above are referred to herein as the "Real Estate Contracts." All locations where Seller and its Affiliates engaged in renting, selling and servicing trench shoring equipment (including hydraulic shoring equipment), trench shielding equipment, trench safety equipment, road plates, lasers, confined space technology (including gas monitors and blowers), slide rail products, sheet pile products and beam and plate products and related parts and supplies are listed on the Real Property Schedule.

        Seller is the sole holder of valid and subsisting leasehold interests in the Leased Premises leased thereby free and clear of any Liens, other than Permitted Liens. All lease or rental payments and other amounts due and payable in connection with the Real Estate Contracts are current, there are no defaults by Seller with respect thereto and no event has occurred that would with the passing of time or the giving of notice or both constitute a default thereunder. All options in favor of Seller to purchase any of the Leased Premises, if any, are in full force and effect. The Seller has the right to quiet enjoyment of the Leased Premises for the full term of the related Real Estate Contract and any renewal option related thereto, and no leasehold or other interest of Seller in such Leased Premises is subject to or subordinate to any Lien, whether or not the same renders the lease unmarketable, except as specifically set forth in the Real Property Schedule.

        The Real Estate Contracts are legally valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Seller under any Real Estate Contract will be impaired by the consummation of the transactions contemplated by this Agreement or the Related Agreements, and all of such rights will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party, except for consents and agreements described in the Real Property Schedule.

            (iii)  Ingress and Egress; Eminent Domain.    Seller has all easements and rights of ingress and egress necessary for utilities and services and for all operations of the Business in the manner and to the extent previously conducted by it. Neither the whole nor any portion of any Leased Premises constituting part of the Acquired Assets or used in the conduct of the Business, has been condemned, taken by right of eminent domain, requisitioned or otherwise taken by any public authority, and no such condemnation, taking by right of eminent domain, requisition or taking is, to Seller's knowledge, threatened or contemplated, and Seller has not received, nor knows of, any notice regarding any such action.

            (iv)  Improvements.    None of the improvements comprising the Leased Premises, or the businesses conducted by Seller thereon, are (A) in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility or other easement or (B) encroaches on the property rights of any other person or entity. Each facility located on the Leased Premises currently is served by gas, electricity, water, sewage and waste disposal and rail and other utilities adequate to operate such facility, and none of the utility companies serving any such facility has threatened Seller with any reduction in service. All of said utilities are installed and operating and all installation and connection charges have been paid for in full. The continued maintenance and operation of the Leased Premises as currently maintained and operated is not dependent on facilities located at other properties, and the continued maintenance and operation of any other property is not dependent on facilities located on the Leased Premises. To Seller's knowledge no building or other improvement on the Leased Premises relies on any property not included within the Leased Premises to fulfill any governmental requirement.

            (v)  Real Property Taxes.    There are no disputes or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this paragraph (v) shall not be deemed to be breached by any prospective general increase in real estate tax rates). There is no tax assessment (other than the normal, annual general real estate tax assessment) pending or, to

    Seller's knowledge, threatened with respect to any portion of the Leased Premises, to the extent Seller is liable for payment therefore.

          (c)    Intellectual Property.    The Intellectual Property Schedule lists all patents, trade names, fictitious business names, trademarks, service marks, and copyrights owned by the Seller or which the Seller is licensed to use that are Acquired Assets (other than licenses to use software for personal computer operating systems that were provided when the computers were purchased and licenses to use software for personal computers that are granted to retail purchasers of such software or other such off-the-shelf software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights or designations owned by the Seller (the "Intellectual Property") in the operation of the Business infringe on any patents, trademarks, copyrights or other intellectual property rights of any person or entity. No claims of third parties are pending or, to Seller's knowledge, threatened with respect to the use of the Intellectual Property.

          (d)    Assumed Contracts.    All of the Assumed Contracts are legal, valid and binding on the Seller and, to the Seller's knowledge, the other parties thereto. Seller is not and, to Seller's knowledge, no other party to the Assumed Contracts is, in violation of or default under any of the Assumed Contracts. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a violation or default by the Seller or to Seller's knowledge, any other party under any Assumed Contract. Seller has not released any rights under any Assumed Contract. Seller is not subject to any legal obligations to renegotiate, nor does Seller have knowledge of a claim for a legal right to renegotiate, any Assumed Contract. Seller is not subject to any liability, or claim therefor, for or with respect to price adjustment under any Assumed Contract with the government of the United States or agency thereof, including any liability for defective pricing.

          Except as set forth in the Contracts Schedule, the Assumed Contracts constitute all of the contracts, leases and agreements necessary for the conduct of the Business in the manner currently conducted by Seller. Upon consummation of the transactions contemplated by this Agreement and the Related Agreements including, if necessary, obtaining Seller Consents, Buyer will succeed to all of the rights and privileges of Seller under the Assumed Contracts and all rights of Seller under the Assumed Contracts will be enforceable by Buyer after the Closing. Seller has delivered to Buyer true and complete copies of all of the Assumed Contracts, including any amendments or waivers. There are no unwritten amendments or waivers of any Assumed Contract.

          (e)    Necessary Assets.    Except as set forth on the Assets Schedule and the Contracts Schedule, the Acquired Assets constitute all of the assets, rights and properties used primarily in or comprising the Business or that are necessary for the conduct of the Business in the manner and to the extent currently conducted by Seller. The Acquired Assets will be adequate to enable Buyer to continue to conduct the Business on the Closing Date in the manner currently conducted, and include all items of property located on the Leased Premises, used as though owned, that Seller purports to own or that are reflected on the Financial Statements.

        3.4    Liabilities.

          (a)    No Liabilities.    Except for items that are being repaid by Buyer concurrently with the execution of this Agreement, Seller does not have any debt, guaranty, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether known or unknown that would encumber or otherwise affect Buyer's ownership and use of the Acquired Assets.

          (b)    Tax Matters.

              (i)  Seller has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. All Taxes due and payable by Seller (whether or not shown on any Tax Return, whether known or unknown, asserted or unasserted) on or before the Closing Date with respect to taxable periods ending on or before the Closing Date have been paid or will be paid prior to the Closing Date. Any unpaid Taxes of the Seller, including all Taxes not yet due for any and all periods through the Closing Date, (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet or Interim Financial Statement and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. There are no Tax liens or security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

            (ii)  Seller does not expect any taxing authority or other governmental unit to assess any additional Taxes. No taxing authority or other governmental unit has claimed, raised, discussed, proposed or threatened any assessment, deficiency, adjustment, dispute or claim concerning any Tax Return or any Tax liability of Seller. There is no unpaid assessment, deficiency or adjustment concerning any Tax Return or Tax liability of Seller. None of the Tax Returns of Seller has been selected for or are now under audit or examination by any taxing authority or other governmental unit, and there are no suits, actions, proceedings or investigations pending or threatened against Seller with respect to any Taxes. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes.

            (iii)  Seller has withheld and timely deposited or paid all Taxes required to have been withheld and deposited or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iv)  None of the Acquired Assets (A) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Code Section 168(f)(8); (B) directly or indirectly secures any debt the interest on which is tax exempt under Code Section 103(a); or (C) is "tax-exempt use property" within the meaning of Code Section 168(h). Seller is not a person other than a United States person within the meaning of the Code and the transaction contemplated herein is not subject to the withholding provisions of Code Section 3406 or subchapter A of Chapter 3 of the Code. Seller was not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

            (v)  For purposes of this Agreement, the term "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes and the term "Tax Return" means any one of the foregoing Tax Returns.

          (c)    Litigation.

              (i)  Except as set forth in the Litigation Schedule, there is no pending action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative (including the Equal Employment Opportunity Commission ("EEOC") and similar state or federal agencies), investigative or informal) (A) that has been commenced by or against Seller or that otherwise relates to or may affect Seller, the Acquired Assets, the Assumed Contracts, this Agreement, any Related Agreement or the transactions contemplated herein or therein or (B) that has been commenced by or against Seller in respect of, or that otherwise relates to or may affect, the Acquired Assets, the Assumed Liabilities, this Agreement, any Related Agreement or the transactions contemplated herein or therein (collectively, the "Proceedings"). To Seller's knowledge, no Proceeding has been threatened. Except as set forth in the Litigation Schedule, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding.

            (ii)  Except as set forth on the Litigation Schedule, there is no award, decision, injunction, judgment, order, ruling, subpoena, writ or verdict of any court, arbitrator or government agency or instrumentality (A) to which Seller, the Acquired Assets, the Assumed Liabilities, this Agreement, any Related Agreement or the transactions contemplated herein or therein is subject or by which any of the foregoing may be affected or (B) to which Seller is subject and that relates to or may affect the Acquired Assets, the Assumed Liabilities, this Agreement, any Related Agreement or the transactions contemplated herein and therein (collectively, the "Orders").

          (d)    No Assumption of Liabilities.    Neither the execution of this Agreement or the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby, shall result in Buyer, or any of its Affiliates, assuming, succeeding to, being liable for, being subject to or being obligated for, or the Acquired Assets being subject to, any of the Retained Liabilities.

          (e)    Product Quality, Warranty Claims, Product Liability.    All products and services sold, rented, leased, provided or delivered by the Seller to its Business customers on or prior to the date hereof conformed to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and, to Seller's knowledge, it has no liability for replacement or repair thereof or other damages in connection therewith. To the knowledge of the Seller, no product or service sold, leased, rented, provided or delivered by the Seller to its Business customers on or prior to the date hereof is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth on the Products Liability Schedule, Seller has no liability (and no basis exists for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any equipment, product or service sold, rented, leased, provided or delivered by Seller in connection with the Business on or prior to the Closing Date. Each product liability claim that has resulted in or reasonably could be expected to result in excess of $50,000 that has been asserted against the Seller in connection with its operation of the Business since August 1, 1999 whether covered by insurance or not and whether litigation has resulted or not, is listed and summarized on the Products Liability Schedule.

        3.5    Business.

          (a)    Customers and Suppliers.    The Customer Schedule sets forth the name, address and amount of annual rental or equipment sales to each Significant Customer. The Supplier Schedule sets forth the name, address and amount of annual purchases from each Significant Supplier. Seller has not received written or oral notice from any Significant Customer or a Significant Supplier that (i) it intends to terminate any existing contractual relationship with Seller, other than commitments or relationships that expire or terminate by their terms; (ii) in the case of a Significant Customer, that Seller will in the future be disqualified from submitting bids in response to requests for proposals from such Significant Customer; or (iii) in the case of Significant Suppliers, that the credit or other terms of such relationship in the future will be curtailed or modified in any material adverse manner to Seller or that such Significant Supplier will no longer provide products or services to Seller. As used herein, (i) "Significant Customer" means the top five customers (by revenue) of each location of the Business listed on the Real Property Schedule for the year ended December 31, 2001, and (ii) "Significant Supplier" means the top ten suppliers of the Business (based upon the total dollar value of goods purchased) for the year ended December 31, 2001.

          (b)    Supply Agreement.    Seller has provided Buyer with a true and correct copy of the written notice of termination delivered by Seller to terminate that certain Supply Agreement, dated July 31, 1999, by and between Speed Shore Corporation ("Speed Shore") and The Plank Company, L.P. (the "Supply Agreement"), and all related correspondence. Effective as July 31, 2002, the Supply Agreement will be terminated, null and void. Within five days of the Closing Date, Seller shall send to Speed Shore a notice stating that (i) Buyer has purchased the Acquired Assets (ii) the Supply Agreement was not assumed by Buyer and (iii) any and all liabilities of Seller with respect to the Supply Agreement remain the obligation of Seller.

          (c)    Employees

              (i)  The Employees Schedule contains a complete and accurate list of the following information for each employee, independent contractor, consultant and agent of Seller or any of Seller's Affiliates that is employed or otherwise involved in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hire; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan, or any other employee benefit plan.

            (ii)  Seller has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement. Except as set forth in the Employees Schedule, during the ninety (90) day period prior to the date of this Agreement, Seller has not terminated any employees.

            (iii)  Except as set forth in the Employees Schedule, to Seller's knowledge, no officer, agent, employee, consultant, or contractor of Seller or its Affiliates is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (A) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (B) to assign to Seller or to any other person or entity any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by the Seller.

          (d)    Worker's Compensation.    Seller subscribes to, or is otherwise insured under, the worker's compensation or similar statute in each state in which Seller has any employees and such coverage is in effect as of the date hereof. The Employees Schedule describes all claims currently pending or filed by employees of Seller in respect of employment-related injury or illness since January 1, 2000, and all injuries known by Seller that may result in claims. Seller has not received any report or notice from the Occupational Safety and Health Administration ("OSHA") relating to or otherwise concerning the Acquired Assets, the Business or the employees of the Business.

          (e)    Benefit Plans; ERISA.

              (i)  The Employee Benefits Schedule sets forth a true and complete list of (A) all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986 (as amended, the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Seller or for which Seller has any liability, contingent or otherwise, and (B) all "multiemployer plans," as that term is defined in Section 4001 of ERISA and all "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Seller or any other corporation or trade or business controlled by, controlling, or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate") has maintained or contributed to or been required to contribute to at any time within the last six (6) years or with respect to which, to Seller's knowledge, Seller or any ERISA Affiliate has any liability (collectively, the "Benefit Plans"). Also set forth in the Employee Benefits Schedule is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

            (ii)  Seller has heretofore made available to Buyer with respect to each Benefit Plan true and correct copies of all plan documents (or a description of each Benefit Plan that is not in writing) and any other material information relating to each Benefit Plan as requested by Buyer.

            (iii)  Seller does not maintain or is not obligated to provide benefits under any life, medical, or health plan (other than as an incidental benefit under any Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code ("Qualified Plan")) which provides benefits to retirees or other terminated employees of the Business, except for benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). No Benefit Plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

            (iv)  No Benefit Plan is a "multiemployer plan," as that term is defined in Section 4001 of ERISA or an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code.

            (v)  Each of the Benefit Plans and its administration is currently in material compliance with ERISA and the Code and all other applicable laws and has been operated materially in accordance with the terms and conditions of the plan documents.

            (vi)  Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for any Benefit Plan that is an "employee welfare benefits plan" as that term is defined by Section 3(1) of ERISA, including (A) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive of ERISA and (B) any applicable state statutes mandating health insurance continuation coverage for employees;

          (vii)  Seller has performed all of its obligations under all Benefit Plans, and all contributions and other payments required to be made by Seller to any Benefit Plan have been made.

          (viii)  There are no pending, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than ordinary claims for benefits submitted by participants or beneficiaries) by, or on behalf of, or against any Benefit Plan or any trusts related thereto, except as individually or in the aggregate, would not result in any loss to Buyer or the imposition of any Lien (other than Permitted Liens) on the Acquired Assets.

            (ix)  The obligations under the Assumed Contracts do not include any obligation to make any payments that will be nondeductible under Section 162(m) or 280G of the Code.

            (x)  Seller has not engaged in or knowingly permitted to occur, and to Seller's knowledge, no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or "prohibited transaction" under Section 4975(c) of the Code with respect to any Benefit Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code.

            (xi)  Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired (A) each Benefit Plan that is intended to be a Qualified Plan has received a favorable determination letter from the IRS and is qualified in form and operation under Section 401(a) of the Code, and each trust for each such Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and (B) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Benefit Plan or trust.

          (f)    Labor Disputes; Compliance.

              (i)  Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment-related requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

            (ii)  Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract. Since August 1, 1999, there has not been and there is not presently pending or existing, and to Seller's knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller. There is not pending nor, to Seller's knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, and to Seller's knowledge there is no organizational activity or other labor dispute against or affecting Seller, the conduct of the Business, or any of the Leased Premises. Since August 1, 1999, to Seller's knowledge, there has been no charge of discrimination filed against or threatened against Seller with the EEOC or similar governmental body.

          (g)    Affiliated Transactions.    Except as set forth in the Affiliated Transactions Schedule, neither Seller nor any officer or Affiliate of Seller has or had (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in the conduct of the Business, (ii) an equity interest or any other financial or profit interest in, a person or entity that has (A) had business dealings or a financial interest in any transaction with Seller or (B) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller. Except as set forth on the Affiliated Transactions Schedule, neither Seller, nor any officer or Affiliate of Seller, is a party to any contract with, or has any claim or right against, the Seller.

        As used herein, "Affiliate" shall mean with respect to any party, a person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where "control", "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

          (h)    Legal Requirements.

              (i)  Compliance with Laws.  Seller has not violated any term of any judgment, writ, decree, order, law, statute, rule or regulation which pertains to the conduct of the Business, or by which any of the Acquired Assets are bound or affected (collectively, "Legal Requirements"). No event has occurred that may constitute or result in a violation of a Legal Requirement pertaining to the Business, and Seller has not received notice of any actual, alleged or potential violation of a Legal Requirement.

            (ii)  Permits.  Seller has all governmental licenses, permits, approvals, authorizations, exemptions, classifications, registrations, and certificates, and all consents or agreements with governmental authorities (collectively, "Permits"), necessary to conduct the Business except for Permits, the absence of which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        All Permits of the Business are in full force and effect. There does not exist under any Permit of the Business any default or violation, or event which, with notice or lapse of time or both, would constitute a default or violation or would result in the withdrawal of such Permit, nor is there any basis for assertion of any default or violation.

            (iii)  HSR Act.  The Seller has made all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 and the rules and regulations promulgated thereunder (collectively, the "HSR Act"), have fully complied with the provisions of the HSR Act, and have fully complied with all requests for information from the Federal Trade Commission and the Department of Justice. The information contained in Seller's filings under the HSR Act is accurate and complete and such filings do not include any incorrect statements or omit to include any information necessary to make the statements therein not misleading. The copies of Seller's filings under the HSR Act that have been provided to Buyer are true and complete copies of such filings.

          (i)    Environmental Matters.

              (i)  Compliance.  Seller is in compliance with all applicable Environmental Laws and Seller has not received any communication (written or oral), from any person that alleges that Seller is not in compliance with applicable Environmental Laws. As used herein, "Environmental Laws" mean all federal, state, or local statutes, regulations, ordinances or orders relating to the regulation or protection of public health, safety or the Environment, including without limitation, statutes and regulations relating to Environmental Releases, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials, and to the protection of environmentally sensitive areas. As used in this Agreement, "Environment" means ambient air, soil, surface water, sediment, ground water, wetlands, land or subsurface strata, and natural resources.

            (ii)  Environmental Permits.  Seller has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the conduct of the Business, and all such Environmental Permits are in good standing and Seller is in compliance with all terms and conditions of the Environmental Permits. Except as set forth on the Environmental Schedule, all improvements to be constructed or equipment to be installed in order to fully comply with the requirements of each Environmental Permit have been fully constructed and installed and are fully operational. No notice to, approval of or authorization or consent from any governmental or regulatory authority is necessary for the transfer of or modification to any Environmental Permit and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not violate, alter, impair or invalidate, in any respect, any Environmental Permit.

            (iii)  Environmental Claims.  There are no Environmental Claims pending or overtly threatened (A) against Seller, (B) against any person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law or (C) against any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by Seller.

        As used herein, "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of compliance or violation (written or oral) by any person or entity (including any governmental authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Environmental Release or threatened Environmental Release into the environment, of any Hazardous Material at any location presently or formerly owned, operated, utilized, leased or managed by Seller with respect to the Business; or (B) circumstances reasonably forming the basis of any violation of, alleged violation of or other liability arising under, any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

            (iv)  Environmental Releases.  There have been no releases, spills, emissions, leaks, injections, deposits, disposals, discharges, dispersals or migrations into the Environment ("Environmental Releases") of any Hazardous Materials that would be likely to form the basis of any Environmental Claim against Seller, or against any person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

        As used in this Agreement, "Hazardous Materials" means any "hazardous substance," "pollutant or contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), and any other substances regulated because of their effect or potential effect on public health and/or the Environment including, without limitation, polychlorinated biphenyls ("PCBs"), lead paint, asbestos, and radioactive materials..

            (v)  Underground Storage Tanks. Except as set forth on the Environmental Schedule, no underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or any other Environmental Laws are currently or have been located on the Leased Premises. Except as set forth on the Environmental Schedule, Seller has never owned or leased any real property not included in the Leased Premises having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280. As to each such underground storage tank identified on the Environmental Schedule (each a "UST"), Seller has set forth on the Environmental Schedule:

              (A)  the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Seller currently owns or leases the property on which the UST is located (and if the Seller does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

              (B)  the date of installation and specific use or uses of the UST;

              (C)  copies of tank and piping tightness tests and cathodic protection tests or similar studies or reports for each UST;

              (D)  a copy of each notice to or from a governmental body or agency relating to each UST;

              (E)  the records with regard to the UST, including without limitation repair records, financial assurance compliance records and records of ownership; and

              (F)  to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to Seller's knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, Environmental Releases from the UST and soil contamination. Except to the extent set forth on the Environmental Schedule, Seller has complied with all Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of each UST.

            (vi)  Environmental Assessments.  Except as set forth on the Environmental Schedule, there are no environmental reports, audits, investigations or assessments of Seller or any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by Seller.

          (vii)  Environmental Disclosure.  The Environmental Schedule sets forth all relevant facts with respect to potential or actual environmental liabilities of Seller that might have a material adverse effect upon the financial condition, properties or assets of Seller or which may adversely affect the operation of the Business and all relevant facts with respect to any written notices of any kind from any governmental body or third party alleging or finding a violation of any Environmental Laws. The Environmental Schedule also lists all sites, other than the Leased Premises, in which Seller has or ever has had any ownership or leasehold interest, or with respect to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other person for whose conduct Seller is held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

        3.6    Solvency.    Seller is not insolvent, and Seller will not be rendered insolvent by the occurrence of the transactions contemplated by this Agreement and the Related Agreements. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements, (a) Seller will be able to pay its liabilities as they become due, (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) Seller will have assets (calculated at fair market value) that exceed its liabilities and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will not be able to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. As used in this Section, "insolvent" means that the sum of the present fair saleable value of Seller's assets exceeds and will continue to exceed its debts and other probable liabilities.

        3.7    No Broker Fees; No Commissions.    Except for discussions with Brown Brothers Harriman & Co., all negotiations on behalf of Seller relative to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on by Seller directly with Buyer without any act by Seller or their respective Affiliates that would give rise to any claim against Buyer for a brokerage commission, finder's fee or other similar payment. All payments due to Brown Brothers Harriman & Co. associated with the transactions contemplated by this Agreement shall be promptly satisfied by Seller after the Closing Date.

        3.8    Exclusivity of Representations and Warranties.    The representations and warranties made by Seller in this Agreement, the Related Agreements, the Exhibits and the Disclosure Schedules are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Seller hereby disclaims any such other or implied representations and warranties.

ARTICLE 4

Representations and Warranties of Buyer

        Buyer represents and warrants to the Seller as follows:

        4.1    Entry Into Agreements.

          (a)    Organization and Good Standing.    Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws.

          (b)    Corporate Power and Authority; Validity and Authorization.    Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and each such agreement constitutes the legal, valid and binding obligation of the Buyer. This Agreement and each Related Agreement to which Buyer is a party has been duly authorized, executed and delivered by Buyer, enforceable against Buyer in accordance with its terms.

        4.2    No Conflict.    The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of the terms of and will not contravene, conflict with, accelerate the performance of the obligations required under, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer, or any judgment, decree, order, law, rule or regulation or other restriction applicable to it.

        4.3    No Brokers Fees; No Commissions.    Except as directed by Seller, all negotiations relative hereto and the transactions contemplated hereby have been carried on by Buyer directly with the Seller without any act by Buyer that would give rise to any claim against the Seller or its Affiliates for a brokerage commission, finder's fee or other similar payment.

        4.4    HSR Act.    Buyer has made all filings required under the HSR Act, has fully complied with the provisions of the HSR Act, and has fully complied with all requests for information from the Federal Trade Commission and the Department of Justice. The information contained in Buyer's filings under the HSR Act is accurate and complete and such filings do not include any incorrect statements or omit to include any information necessary to make the statements therein not misleading. The copies of Buyer's filings under the HSR Act that have been provided to Seller are true and complete copies of such filings.

        4.5    Exclusivity of Representations and Warranties.    The representations and warranties made by Buyer in this Agreement, the Related Agreements and any other certificate or document executed or delivered in connection therewith are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. Buyer hereby disclaims any such other or implied representation and warranties.

ARTICLE 5

Post-Closing Agreements

        Each party, as applicable, covenants and agrees to do the following from and after the Closing Date:

        5.1    Further Actions.    Seller shall execute and deliver at its own expense, such further instruments of transfer and conveyance, documents and certificates as may be reasonably necessary in order to more effectively convey and transfer to Buyer the Acquired Assets, to aid and assist in reducing to possession or exercising rights with respect to the Acquired Assets, or to consummate any of the transactions contemplated by this Agreement or the Related Agreements.

        Seller shall, as promptly as practical but in no event later than five (5) business days after receipt, deliver to Buyer any cash, checks, mail, packages, notices and other similar communications they receive pertaining to the Business, the Acquired Assets, the Assumed Liabilities, and any other matter properly belonging to Buyer as a result of the transactions consummated pursuant to this Agreement or the Related Agreements. Subject to the terms and conditions of Section 5.2 Buyer shall, as promptly as practical (but in no event later than five (5) business days after receipt), deliver to the Seller any cash, checks, mail, packages, notices and other similar communications pertaining to the Excluded Assets or the Retained Liabilities and any other matter properly belonging to the Seller after the transactions consummated pursuant to this Agreement or the Related Agreements. Seller shall endorse in favor of Buyer any checks or other instruments of payment payable to Seller but acquired by Buyer hereunder, and Buyer shall endorse in favor of Seller any checks or other instruments of payment payable to Buyer but retained by the Seller hereunder. Seller shall immediately forward to Buyer any telephone calls and any telecopy, telegraph or other communications that Seller receives in respect of the Acquired Assets or the Business, and Buyer shall immediately forward to Seller any telephone calls and any telecopy, telegraph or other communications that Buyer receives in respect of the Retained Liabilities.

        Seller shall use its reasonable best efforts to obtain the Seller Consents and documents of title that are not delivered contemporaneously with the execution of this Agreement after the Closing Date. Seller shall within five business days of receipt of the Seller Consents or documents of title, forward such Seller Consents or documents of title to the Buyer's representatives (as may be designated from time to time in writing).

        5.2    Cooperation.    Seller shall use commercially reasonable efforts to aid Buyer in establishing itself as the new owner of the Business. In connection therewith, Seller shall use commercially reasonable efforts to maintain the goodwill and reputation of the Business with all suppliers, customers, distributors, creditors and others having relations with the Business and in the community generally, and, at Buyer's request, shall use commercially reasonable efforts to enforce existing non-competition, non-solicitation and confidentiality restrictions against the former owners of Laser Products, Inc., Cantel, Inc., The Plank Companies, L.P., Plank Management, Inc. and The Plank Companies, Inc.

        5.3    Restrictive Covenants.    The Parties hereto acknowledge that (i) Buyer already operates a trench business and, as the purchaser of the Acquired Assets, is and will be engaged in the Business; (ii) the Seller and the Company are intimately familiar with the Business; (iii) the Business is currently conducted throughout the United States of America and Buyer intends to continue the Business throughout the United States of America; (iv) the Seller and the Company have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section are essential to protect the Business and the goodwill being acquired by Buyer; and (vi) the Seller and the Company can continue to operate their other businesses without engaging in a business substantially similar to the Business and the provisions of this Section will not impair such ability.

          (a)    Non-Solicitation of Employees.    For a period commencing on the date hereof and terminating on the five-year anniversary of the date hereof (the "Restricted Period"), without the consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, neither Seller nor the Company shall, directly or indirectly, and each of Seller and the Company shall cause their Affiliates not to, solicit or hire any employees of the Buyer or its Affiliates involved with the Buyer Trench Division (including without limitation any employee of Seller hired by Buyer before or during the Restricted Period in connection with the transactions contemplated hereby) to leave the employ of the Buyer or its Affiliates and join the Seller, the Company, or any of their Affiliates in any business endeavor owned or pursued by the Seller, the Company, or any of their Affiliates.

          (b)    Non-Solicitation of Customers and Non-Competition.    During the Restricted Period, without the consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, neither Seller nor the Company shall, directly or indirectly, and each of Seller and the Company shall cause their Affiliates not to, (i) solicit any Customer to conduct any business transaction that is competitive with the Buyer Trench Division within the Target Area and (ii) engage in the operation of any business that is competitive with the Buyer Trench Division within the Target Area or receive or purchase a financial interest in, make a loan to, lease real property to, or make a gift in support of, any such competing business in any capacity, including without limitation as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee, member or lender provided that none of the Seller, the Company or any of their Affiliates shall be restricted in any manner with respect to owning not more than five percent (5%) of any class of securities of any entity engaged in any such competing business if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, Furthermore, notwithstanding anything herein to the contrary, if the Company or the Seller is sold to, merges with, consolidates with or otherwise combines with any other entity (including through a sale of all or substantially all of the assets of the Company or Seller) which is not, immediately prior to the closing of such transaction, an Affiliate of the Company (each, a "New Entity"), the provisions of this Section 5.3 shall remain applicable during the Restricted Period to the Company, the Seller, those entities which were their Affiliates immediately prior to such transaction and, their respective successors and assigns (each, a "Restricted Entity"), but shall not otherwise be applicable to the New Entity and its other Affiliates, unless the New Entity transfers business locations of any such Restricted Entity to such New Entity or to a person or entity that is an Affiliate of such New Entity and is not a Restricted Entity, in which case the provisions of this Section 5.3 shall apply to such New Entity or Affiliate, as applicable, with respect to such transferred business locations.

        "Buyer Trench Division" shall mean the business conducted by Buyer of renting, selling and servicing trench shoring equipment (including hydraulic equipment), trench shielding equipment, trench safety equipment, road plates, lasers, confined space technology (including gas monitors and blowers), slide rail products, sheet pile products and beam and plate products, and parts and supplies related to such items. Notwithstanding anything contained in this Section 5.3, Seller and its Affiliates may (i) contact and solicit Customers and sell goods and services to Customers with respect to any other rental, sales or other business activity other than the Business or the Buyer Trench Division as conducted by Buyer and (ii) continue to rent road plates and trench shoring equipment as part of the traffic safety business historically conducted by Seller at 12225 Disk Drive, Romeoville, IL 60441, so long as the annual rental revenue from such rentals during the Restricted Period does not exceed seven percent (7%) of the total annual rental revenue at such location.

        "Customer" shall mean any person or entity who purchased or rented products or services of the Business or the Buyer Trench Division during the 24-month period ending on the Closing Date. "Target Area" means (i) the geographic areas serviced by the Business or the Buyer Trench Division during the 24-month period ending on the Closing Date and (ii) any additional geographic area serviced by the Buyer Trench Division during the Restricted Period, which geographic area shall extend to at least a 250-mile radius from (A) each location maintained by Seller for the sale, rental or service of products and services of the Business at any time during the 24-month period ending on the Closing Date, (B) each location maintained by Buyer for the sale, rental or service of products and services of the Buyer Trench Division at any time during the 24-month period ending on the Closing Date and (C) each additional location maintained by Buyer for the sale, rental or service of products and services of the Buyer Trench Division at any time during the Restricted Period.

          (c)    Confidential Information.    During the Restricted Period and thereafter, the Company and Seller shall, and shall use commercially reasonable efforts to cause their Affiliates that are not natural persons to, keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Seller, the Company or any Affiliate thereof in violation of this Agreement, (ii) is general knowledge in the equipment rental business and not specifically related to the Business or (iii) the disclosure of which is required by law.

          (d)    Rights and Remedies Upon Breach.    If Seller, the Company or any of their Affiliates breaches or threatens to commit a breach of the provisions of this Section (the "Restrictive Covenants"), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

              (i)  Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, in addition to any other rights or remedies, Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Seller, the Company or any of their Affiliates from any violation thereof.

            (ii)  Accounting.  The right and remedy to require the Seller, the Company or their Affiliates, as applicable, to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller, the Company or their Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants.

            (iii)  Severability of Covenants.  Seller, the Company and their Affiliates acknowledge that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any portion of the Restrictive Covenants is invalid, the remaining portions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

            (iv)  Enforceability in Jurisdiction.  Notwithstanding any other provision of this Agreement, Buyer, Seller and the Company intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer, Seller and the Company that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        5.3    Continuation of Group Benefit Plans.    Seller and each of its ERISA Affiliates that prior to the Closing Date sponsored a group health plan (as defined in Section 5000b of the Code, Section 607 of ERISA, or both) which provides welfare benefits to any current or former employee of the Seller shall continue to maintain such group health plan after the Closing Date and shall not, in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations), whether or not such regulations apply to this Agreement) of the property, assets, and rights of the Business as described in this Agreement, cease to provide coverage under such group health plan to its employees.

        5.4    NES Marks.    Buyer shall not use, or license or authorize any third party to use any name, slogan, logo or trademark that includes, or is similar or deceptively similar to "NES," "National Equipment Services" or "NES Trench Shoring" (collectively, the "NES Marks"). Buyer shall use commercially reasonable efforts to remove from its assets, properties, stationery and literature any and all NES Marks within twelve months from the Closing Date. Thereafter, Buyer shall not use any NES Marks in connection with the sale of any products or services or otherwise in conduct of their business. If the Buyer breaches this Section 5.5, Seller shall be entitled to specific performance and other injunctive relief against violations and any other remedies available at law or in equity.

        5.5    Use of Portland, Oregon Facility.    For a period of 90 days after the Closing Date (the "Access Period"), Seller shall provide to Buyer free, unlimited and exclusive access to and use of Seller's "rehab" facility located at 4629 S.E. 17th Avenue in Portland, Oregon (the "Rehab Facility"). Seller shall remain liable for all rental costs and other expenses associated with making the Rehab Facility available for Seller's use during the Access Period. Buyer shall use ordinary care in its use of the Rehab Facility and shall repair any damage (excluding ordinary wear and tear) to the Rehab Facility that is directly and principally caused during the Access Period by Buyer's use thereof. Buyer shall permit Seller reasonable access to the Rehab Facility during normal business hours upon reasonable advance notice. Buyer shall not have any liability or owe any duty to Seller or the owner of the Rehab Facility with respect to Buyer's use thereof, except as expressly provided in the previous two sentences.

        5.6    Additional Payments.    After the Closing Date, Seller shall pay to Buyer an amount equal to $3,700,000 (the "Additional Payment"), which amount represents the estimated revenues earned or derived by Seller from the operations of the Business during the period of June 1, 2002 through June 30, 2002. Payment of such amount shall be made as follows:

          (a)  On each of the one, two and three-month anniversaries of the Closing Date, Seller shall pay to Buyer $1,000,000, by wire transfer of immediately-available funds.

          (b)  On the four-month anniversary of the Closing Date, Seller shall pay to Buyer $700,000 by wire transfer of immediately available funds.

        5.7    Trademarks Transfer Registration.    Within five business days after the Closing Date, Seller shall file appropriate assignment and/or name change recordations with the U.S. Patent and Trademarks Office to reflect that the trademarks set forth on the Intellectual Property Schedule were assigned to Seller on or prior to the Closing Date in order to enable Seller to transfer such trademarks to Buyer pursuant to the terms hereof and the IP Assignment Agreement.

ARTICLE 6

Indemnification

        6.1    Survival; Etc.

          (a)    No Effect on Liability.    None of (i) the consummation of the transactions contemplated by this Agreement or the Related Agreements, or (ii) any investigation or disclosure (other than in Disclosure Schedules with regard solely to the representations and warranties with respect to which such Disclosure Schedule information relates) that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (A) affect the liability of the parties to one another for any Breach (defined below) of this Agreement or any Related Agreement or (B) prevent any party from relying on the representations or warranties contained in this Agreement or any Related Agreement.

        As used herein, the term "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with any covenant or obligation, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

          (b)    Survival.    The representations and warranties of Buyer and the Seller made in this Agreement or any Related Agreement shall survive the consummation of the transactions described herein and therein until the second anniversary of the Closing Date, other than the representations and warranties set forth in Sections 3.3(a), 3.3(b), 3.4(b), 3.5(c), 3.5(d), 3.5(e), 3.5(f), 3.5(h), and 3.5(i), which shall continue and survive until expiration of the statutes of limitation applicable to the subject matter of such representations and warranties.

        6.2    Indemnification of Buyer.    Subject to the other provisions of this Article 6, Seller shall defend, indemnify and hold Buyer, together with its respective directors, officers, employees, shareholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and affiliates (collectively, the "Buyer Indemnitees"), harmless from and against, and promptly reimburse the Buyer Indemnitees for, any loss, expense, damage, deficiency, liability, claim or obligation, including investigative costs, costs of defense, settlement costs (subject to approval as provided below) and reasonable attorneys' and accountants' fees (collectively, "Losses") that any Buyer Indemnitee incurs or to which any Buyer Indemnitee becomes subject (directly or indirectly and including without limitation future costs and expenses reasonably expected to be incurred in connection with any Loss), which Losses arise out of or in connection with:

              (i)  any Breach by Seller or the Company of this Agreement, the Related Agreements or any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement or the Related Agreements;

            (ii)  any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by Seller or the Company of this Agreement, any Related Agreement, or any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement or a Related Agreement;

            (iii)  the Retained Liabilities;

            (iv)  any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller (or any person acting on their behalf) in connection with the transactions contemplated herein; or

            (v)  any noncompliance with any Bulk Sales Laws or fraudulent transfer in respect of the transactions contemplated in this Agreement and in the Related Agreements.

For purposes of determining the amount of Losses resulting from such Breach, and therefore, any indemnification obligation under this Section 6.2, all qualifications as to materiality set forth in Article 3 (Representations and Warranties of Seller) shall be ignored.

        6.3    Indemnification of Seller.    Subject to the other provisions of this Article 6, Buyer shall defend, indemnify and hold Seller, together with its respective officers, employees, stockholders, subsidiaries, agents, advisors, attorneys, accountants, consultants and affiliates (collectively, the "Seller Indemnitees"), harmless from and against, and promptly reimburse the Seller Indemnitees for, Losses that any Seller Indemnitee incurs or to which any Seller Indemnitee becomes subject (directly or indirectly and including without limitation future costs and expenses reasonably expected to be incurred in connection with any Loss), which Losses arise out of or in connection with:

              (i)  any Breach by Buyer of this Agreement or any Related Agreement or any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement or a Related Agreement;

            (ii)  any claim asserted by any third party that, assuming the truth thereof, would constitute a Breach by Buyer of this Agreement, any Related Agreement, or any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement or a Related Agreement;

            (iii)  the Assumed Liabilities and any liability arising out of the ownership or operation of the Business or the ownership or use of the Acquired Assets after the Closing Date that does not relate to any period prior to the Closing Date and that therefore is not a Retained Liability; or

            (iv)  any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or arrangement alleged to have been made by any such person with the Buyer (or any person acting on its behalf) in connection with the transactions contemplated herein.

        6.4    Indemnification.    The indemnifying party (the "Indemnitor") shall promptly pay or reimburse to the indemnified party (the "Indemnitee") the amount of all Losses after the amount of any such Loss and the Indemnitor's liability therefore is established by (a) agreement in writing between Indemnitor and the Indemnitee or (b) by a final judgment of a court of competent jurisdiction (any Loss so determined is referred to herein as an "Established Loss"). If the Indemnitor does not pay to the Indemnitee the amount of the Established Loss on or before the 30th day after the determination described in clause (a) or (b) above then on the 31st day after such determination, the amount of the Established Loss payable by the Indemnitor shall bear interest thereafter at a rate of interest per annum that shall, from day to day, equal the lesser of (i) the variable rate of interest published in the Money Rates section of the Wall Street Journal (or the comparable section of such newspaper) as the prime rate of interest on corporate loans at large United States money center commercial banks plus five percent and (ii) the maximum rate allowed under applicable law. If any Established Loss is outstanding and unpaid on the date on which the Indemnitee is obligated to pay any amount to the Indemnitor (either pursuant to this Agreement or any other agreement between the Indemnitor and the Indemnitee), then the Indemnitee may set off such Established Loss against the amount due and payable to the Indemnitor.

        Buyer's indemnification obligations under this Article 6 are for the exclusive benefit of the Seller Indemnitees and are enforceable only by the Seller Indemnitees. Seller's indemnification obligations under this Article 6 are for the exclusive benefit of the Buyer Indemnitees and are enforceable only by the Buyer Indemnitees.

        6.5    Limitations on Indemnity.

          (a)    Minimum Indemnity.    Seller shall not have any liability to any Buyer Indemnitee for indemnifiable Losses under Section 6.2 (i) or 6.2(ii), and the Buyer shall not have any liability to Seller Indemnitee for indemnifiable Losses under Section 6.3(i) or 6.3(ii), until and except to the extent that the Losses of such Buyer Indemnitees (together with the Losses of all other Buyer Indemnitees) or of such Seller Indemnitee (together with all other Seller Indemnitees), as the case may be, exceed $750,000. Notwithstanding anything herein to the contrary, the limitation of this Section 6.5(a) shall not apply to Losses attributable to any Breach or asserted Breach of the second sentence of Section 3.2(c), Section 3.3(a), Section 3.3(b) , Section 3.4(b) or Section 3.5(b) or with respect to any Adjustment made pursuant to Section 1.4.

          (b)    Maximum Indemnity.    Seller shall not be required to indemnify Buyer Indemnitees under Section 6.2(i) or 6.2(ii) in an aggregate amount greater than $23,000,000 (the "Cap"). Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Cap shall not limit, restrict or otherwise affect Seller's retention of responsibility for all Retained Liabilities or Buyer's (or any Buyer Indemnitee's) right to indemnification from Seller (or the Company's guaranty of Seller's indemnification obligations pursuant to Section 7.13) in respect of any Retained Liability; provided, that to the extent any claim for indemnity is determined to relate to both a Breach to which the Cap applies and a claim in respect of a Retained Liability, then Seller's obligation in respect of such Retained Liability and any claim for indemnity related thereto shall not be subject to the Cap. Buyer shall not be required to indemnify Seller Indemnitees under this Section 6.3(i) or 6.3(ii) in an amount greater than the Cap.

        6.6    Notice and Opportunity to Defend.

          (a)    Notice, Etc.    If any Indemnitee receives notice of any third-party claim or commencement of any third-party action or proceeding (an "Asserted Liability") with respect to which any Indemnitor is obligated to provide indemnification pursuant to Sections 6.2 or 6.3, the Indemnitee shall promptly give all Indemnitors notice thereof. The Indemnitee's failure so to notify an Indemnitor shall not cause the Indemnitee to lose its right to indemnification under this Article 6, except to the extent that such failure materially prejudices the Indemnitor's ability to defend against an Asserted Liability that such Indemnitor has the right to defend against hereunder (and except as otherwise set forth in this Article 6). Such notice shall describe the Asserted Liability in reasonable detail, and if practicable shall indicate the amount (which may be estimated) of the Losses that have been or may be asserted by the Indemnitee. The Indemnitor may defend against an Asserted Liability on behalf of the Indemnitee utilizing counsel reasonably acceptable to the Indemnitee, unless (i) the Indemnitee reasonably objects to such assumption on the grounds that counsel for such Indemnitors cannot represent both the Indemnitee and the Indemnitor because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to the Indemnitee that are not available to the Indemnitor, (ii) the Indemnitor is not capable (by reason of insufficient financial capacity, bankruptcy, receivership, liquidation, managerial deadlock, managerial neglect or similar events) of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnitee.

          (b)    Defense Costs.    If any Indemnitor defends an Asserted Liability, it shall do so at its own expense (which costs shall count toward the calculation of the limitations contained in Sections 6.5(a) and 6.5(b)) and shall not be responsible for the costs of defense, investigative costs, reasonable attorney's fees or other expenses incurred to defend the Asserted Liability (collectively, "Defense Costs") of the Indemnitee (which may continue to defend, at its own expense). If the Indemnitee assumes the defense of an Asserted Liability by reason of clauses (i), (ii) or (iii) of Subsection (a) above, or because the Indemnitor has not elected to assume the defense, then such

  Indemnitor shall indemnify the Indemnitee for its reasonable Defense Costs (subject to Sections 6.5(a) and 6.5(b)); provided, however, the Indemnitors shall not be liable for the costs of more than one counsel for all Indemnitees in any one jurisdiction. An Indemnitor may settle any Asserted Liability only with the consent of the Indemnitee, which consent shall not be unreasonably withheld.

          (c)    Third Party Claims.    The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the date hereof with respect to which indemnification is not available (for any reason) under this Article 6, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

        6.7    Delays or Omissions, Etc..    Except as provided in Section 6.1(c) and Section 6.6(a) , no delay or omission to exercise any right, power or remedy inuring to any party upon any breach or default of any party under this Agreement or any Related Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Neither the exercise of nor the failure to exercise any remedy under this Agreement or any Related Agreement will constitute an election of remedies or limit in any manner enforcement of any remedies. All remedies either under this Agreement or any Related Agreement or by law or otherwise afforded to the parties shall be cumulative and not alternative.

ARTICLE 7

Miscellaneous

        7.1    Governing Law; Attorneys' Fees.    This Agreement and the Related Agreements shall be governed by, construed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction. Each party hereby consents to the jurisdiction of any state or federal court in the Borough of Manhattan in the City of New York, and agrees that venue for any proceeding arising from this Agreement shall be proper in such forum.

        The prevailing party in any action or proceeding relating to this Agreement or any Related Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

        7.2    Successors and Assigns.    The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned without the written consent of all other parties and any attempted assignment without such consent shall be null and void; provided, however, Buyer may assign all of its rights and obligations hereunder to one of its affiliates.

        7.3    Entire Agreement; Amendment.    This Agreement (including the Disclosure Schedules and Exhibits hereto), the other documents delivered pursuant hereto and referenced herein constitute the full and entire understanding and agreement between the parties regarding Buyer's purchase, and Sellers sale, of the Acquired Assets and supersede any other agreement, written or oral, with regard to the subject matter hereof. This Agreement supersedes the confidentiality agreement, dated May 21, 2002, and the letter of intent (along with the attached term sheet), dated May 17, 2002, between United and the Company. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

        7.4    Notices, Etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.

If to Seller:	National Equipment Services, Inc. 1603 Orrington Avenue, Suite 1600 Evanston, Illinois 60201 Attn: Mr. Kevin P. Rodgers Tel: (847) 733-1000 Fax: (847) 733-1078
If to Buyer:	United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06830 Attn: John N. Milne Tel: (203) 622-3131 Fax: (203) 622-6080
with a copy to:	Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 Attn: Tom D. Harris Tel: (214) 651-5000 Fax: (214) 651-5940

        7.5    No Third Party Beneficiary, Etc.    There shall be no third party beneficiary hereof. Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties.

        7.6    Reformation; Severability.    In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If such provision is not capable of reformation, it shall be severed from this agreement and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        7.7    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile; provided that attachment thereof shall constitute the representation and warranty of the person delivering such signature that such person has full power and authority to attach such signature and to deliver this Agreement. Any facsimile signature shall be replaced with an original signature as promptly as practicable.

        7.8    Titles and Subtitles.    The titles of the paragraphs and subparagraphs hereof are for convenience of reference only and are not to be considered in construing this Agreement. References to "Sections" herein are references to sections of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

        7.9    Expenses.    Except as provided in Section 1.6 and as otherwise expressly provided herein, each party hereto will bear its respective costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, the Related Agreements and the transactions contemplated herein or therein, including without limitation all fees and expenses of agents, representatives, counsel and accountants; provided, however, that Buyer shall pay the first $125,000 of fees associated with the filings under the HSR Act for the transactions contemplated hereby.

        7.10    Knowledge.    When a representation or warranty in Article 3 is made to the knowledge of Seller, it means receipt of notice of such fact or matter by, or actual knowledge of such fact or matter by any of the following individuals: (i) any officer of Seller (or any person to whom any officer of Seller has delegated responsibility for any matter covered in any such representation or warranty); (ii) any director or officer of the general partner of Seller (or any person to whom any director or officer of Seller's general partner or the Company has delegated responsibility for any matter covered in any such representation or warranty) or (iii) Kevin Rodgers, Paul Ingersoll, Steve Shaughnessey, Michael Milligan or Alan Sobel. No representation or warranty made by Seller may be qualified or limited by reference to the knowledge of Seller unless due inquiry has actually been made by the persons described in this Section 7.10.

        7.11    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        7.12    Guarantee.    The Company hereby absolutely and unconditionally guarantees the prompt payment and performance in full of all the obligations of Seller set forth in this Agreement and the Related Agreements. If all or any part of such obligations shall not be paid or performed when due according to the terms thereof, the Company shall promptly pay and perform each such obligations in full, as if such obligation constituted the direct and primary obligation of the Company.

        In connection therewith, the Company expressly waives the following: (i) presentment and demand for payment, protest, notice of protest and dishonor or nonpayment of any instrument evidencing indebtedness, (ii) any right to require suit or other action against Seller or any party before enforcing this guarantee, (iii) any right to have security (if any) applied before enforcing this guarantee and (iv) any right of subrogation to Buyer's rights against Seller until the obligations are paid or performed in full. The Company shall pay all reasonable expenses (including without limitation, reasonable attorney's fees and court costs) incurred in enforcing this guarantee.

* * * * *

        This Agreement has been executed and delivered as of the date first written above.

The Company:
NATIONAL EQUIPMENT SERVICES, INC.
By:	/s/ Kevin P. Rodgers
Name:	Kevin Rodgers
Title:	CEO and President
The Seller:
NES COMPANIES, L.P.
By:	NES Partners Inc., its general partner
	By:	/s/ Kevin P. Rodgers
	Name:	Kevin Rodgers
	Title:	CEO and President
The Buyer:
UNITED RENTALS (NORTH AMERICA), INC.
By:	/s/ John Milne
Name:	John Milne
Title:	Vice-Chairman

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